Exhibit 99.1

Execute Sports Announces Quarterly Financial Results - Top Line Sales up More Than 400% on a Year-Over-Year Basis for the Quarter

SAN DIEGO, November 15, 2006 (PRIMEZONE) -- Execute Sports, Inc. (OTC BB:EXCS.OB - News) reported today financial results for the quarter ended September 30, 2006. Todd Pitcher, President, commented that “top line sales growth was strong on a year-over-year basis, reflected by sales this year in categories which we did not have for the same period last year, including snowboards and our marketing business. We continue to be encouraged by the feedback from our customers in the water sports business and feel that the additions to the team we have made over the last quarter are will bode well for further expansion of both the water sports and our marketing business.”

Net Sales for the three months ended September 30, 2006 and 2005 were $531,932 and $96,211, respectively, representing a $435,721, or 452% increase. The three month year-over-year increase is due primarily to sale of snowboards, which were not included in the previous period’s sales, and online sales of water sports products.

Net Sales for the nine months ended September 30, 2006 and 2005 were $1,634,456 and $1,355,104, respectively, representing a $279,352, or 20.6% increase. The nine month year-over-year increase is primarily due to sale of snowboards, which were not included in the previous period’s sales and increases in overall sales of water sports products.

Gross margin for the three months ended September 30, 2006 and 2005 was $263,557, or 49.5% and $51,392, or 53.4%, respectively. The 3.9% year-over-year decrease in our gross margin was primarily due to the increase in costs of goods for snowboard and water sports products, as well as increases in payments for freight and duty charges for snowboard products.

Gross margin for the nine months ended September 30, 2006 and 2005 was $534,047, or 32.7% and $430,055, or 31.7%, respectively. The 1% year-over-year increase in our gross margin was primarily due to reduction in operational and shipping costs for our moto line, a reduction in freight and duty for the water sports products.

Selling, General and Administrative expenses for the three months ended September 30, 2006 and 2005 was $683,185 and $385,779, respectively, representing a $297,406 increase. Selling, General and Administrative expenses for the nine months ended September 30, 2006 and 2005 was $2,651,553 and $3,227,749, respectively, representing a $576,196 decrease. The three month year-over-year increase was due to higher personnel, marketing and advertising related costs whereas the nine month year-over-year decrease was primarily the result of reductions in professional services fees and stock compensation expenses.

Net loss for the three months ended September 30, 2006 and 2005 was $1,065,502 and $340,007, respectively, representing an increase in net loss of $725,495. The three month year-over-year net loss increased primarily due to non cash costs related to the amortization of our debenture warrants, beneficial conversion feature, loss due to conversions of the debenture, loan interest, the reserve created for strategic loans made to an unaffiliated company and increases in selling and advertising expenses. Net loss for the nine months ended September 30, 2006 and 2005 was $2,927,446 and $2,858,990, respectively, representing a increase in net loss of $68,456. The nine month year-over-year net loss increased due primarily to an increase in debenture related costs and the loan reserve offset by lower stock based compensation for professional services and key employees.

Todd Pitcher added that “we are taking steps, at present, to explore how to unlock additional shareholder value as well as ways to accelerate our path towards cash flow positive operations. We expect to make announcements in the coming weeks about certain strategic steps that we are taking to create a stronger, more successful overall business.”

Highlights for the quarter included:

•	Addition of Celeste Berouty, former Director of Sales for the Wetsuit Division at Body Glove
•	Entrance into 5 year distribution agreement with UDT Distribution
•
Addition of Craig Warner to the Kampus and Execute Teams and expansion of business plan for the Kampus footwear and Execute wetsuit, vest and rash guard programs into the personal water craft (PWC) market.

•	The official launch of the Council youth marketing and consulting division
•	Agreement to build water sports footwear for Jet Pilot

About Execute Sports, Inc.

Based in San Clemente, California, Execute Sports, Inc. develops performance products including wetsuits, vests, rash guards, snowboards, wakeskates, bindings, bags and apparel for the action sports industry. The Company's brands include Execute Wetsuits, Academy Snowboards, Kampus Wakeskates and Kampus Shoes, Collective Development Bindings and Collective Development Bags. In addition, Execute has an exclusive worldwide license to design, produce and distribute EagleRider apparel through EagleRider's 35 franchises and through the Company's eCommerce site, http://www.eagleridergear.com. For more information, go to http://www.executesports.com and http://www.academysnowboards.com.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding the ability of the company to continue its growth and the financial performance thereafter. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to accomplish goals and strategies, anticipated revenue enhancements, general economic conditions and the level of consumer spending, and numerous other factors identified in the Company's Form 10-KSB and other filings with the Securities Exchange Commission.

Contact:
   Execute Sports
   Todd M. Pitcher
   (858) 518-1387
   Todd.pitcher@executesports.com